Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 237 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc. and to the incorporation by reference of our reports, dated February 26, 2021, on Active International Allocation Portfolio, Advantage Portfolio, Asia Opportunity Portfolio, China Equity Portfolio, Counterpoint Global Portfolio, Developing Opportunity Portfolio, Emerging Markets Fixed Income Opportunities Portfolio, Emerging Markets Leaders Portfolio, Emerging Markets Portfolio, Emerging Markets Small Cap Portfolio, Frontier Markets Portfolio, Global Concentrated Portfolio, Global Concentrated Real Estate Portfolio, Global Core Portfolio, Global Endurance Portfolio, Global Franchise Portfolio, Global Infrastructure Portfolio, Global Insight Portfolio, Global Opportunity Portfolio, Global Permanence Portfolio, Global Real Estate Portfolio, Global Sustain Portfolio, Growth Portfolio, Inception Portfolio, International Advantage Portfolio, International Equity Portfolio, International Opportunity Portfolio, Permanence Portfolio, Real Assets Portfolio, U.S. Real Estate Portfolio, and US Core Portfolio included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 29, 2021